Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

THIS will be effective as of the 30th day of September, 2024.

BETWEEN:

LIBRA LITHIUM CORP, a corporation existing pursuant to the laws of the Province of Ontario, Canada, with a head office at 1 First Canadian Place, Suite 6000, 100 King Street West,Toronto, Ontario, Canada, M5X 1E2

(hereinafter referred to as “Libra”)

OF THE FIRST PART

AND:

ATHENA GOLD CORPORATION, a corporation existing under the laws of the State of Delaware, with a head office at Suite 312, 2010A Harbison Drive, Vacaville, California, United States, 95687

(hereinafter referred to as “Athena Gold”)

OF THE SECOND PART

WHEREAS:

A.Libra is the holder of certain mining claims, or has an irrevocable, exclusive option to acquire such mining claims. Such mining claims comprise two projects: one known as the Laird Lake Project in Red Lake, Ontario and the other known as the Oneman Lake Project located near Kenora, Ontario as more particularly described in Schedule "A" attached hereto and forming part hereof (hereinafter, together with any form of successor or substitute mineral tenure, called the “Mining Claims”) and (ii) the Books and Records as such term is defined in this Agreement;

B.Libra wishes to sell, transfer, assign and convey to Athena Gold, and Athena Gold wishes to purchase and acquire from Libra, all of the right, title, interest, and option of Libra in and to the Purchased Assets (as such term is defined in this Agreement), pursuant to and in accordance with the terms of this Agreement.

C.Athena Gold has formed and organized a wholly-owned subsidiary under the name “Nova Athena Gold Corp.,” under the laws of British Columbia (“Athena BC”) for the purpose of completing a redomestication from the State of Delaware to British Columbia pursuant to an amalgamation of Athena Gold with and into Athena BC, with Athena BC to be the surviving entity, thereby redomiciling to British Columbia, Canada.

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NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the mutual promises, covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement and the Schedules attached hereto, the following terms shall have the following meanings:

(a) “Agreement” means this Purchase and Sale Agreement and all attached schedules, as supplemented, amended, restated, or replaced from time to time in accordance with the terms hereof;

(b) "Applicable Law" means any federal, state or municipal statute, law, ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise) or order that applies to the Parties, the Mining Claims, and includes the applicable by-laws or rules and policies of any stock exchange, including the Exchange, or securities commissions having jurisdiction;

(c) "Approvals" means any and all approvals, authorizations, consents or other orders of any Government Authority or any third party, including any stock exchange (including the Exchange) or securities commission having jurisdiction;

(d) "Books and Records" means all books and records (whether or not recorded on computer or computer related media) of Libra and/or Athena Gold relating to the Mining Claims, including, where applicable, all surveys, plans or specifications, technical reports, pre-feasibility studies, feasibility studies, environmental reports, test results, designs, research data, research plans, development plans, processes, formulas, drawings, technology and related manuals, unpatented blueprints, flow sheets documents, technical information and data, maps, drill core samples and assays and maintenance and repair records;

(e) "Business Day" means any calendar day other than a Saturday or Sunday or any day that is a statutory or civic holiday in the state of Delaware;

(f) "Closing" means the completion of the sale, transfer, assignment and/or conveyance to and the purchase by Athena Gold of the Mining Claims from Libra, in accordance with the terms of this Agreement;

(g) "Closing Date" means the second Business Day after all of the conditions of closing have been satisfied or waived, or such other date as the Parties may mutually agree which, in any event, shall not be later than September 30, 2024;

(h) "Closing Time" means 10:00 a.m. on the Closing Date, or such other time on that date as the Parties agree in writing that the Closing shall take place;

(i) "Encumbrance" means any encumbrance, security interest, mortgage, lien, hypothec, pledge, assignment, charge, or right, title or interest affecting the Mining Claims;

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(j) "Environmental Liabilities" means any and all actions, demands, claims, debts, costs, liabilities, damages, duties, obligations, penalties, fines and charges of any nature imposed, issued, rendered or arising under or pursuant to provincial, federal and local laws or any present statute, regulation, by-law or other law, or any permit, license, certificate, approval, order, directive or other authorization of any Governmental Authority in respect of or pertaining to the impairment or contamination of the natural environment, the undertaking of mineral resource exploration, development, extraction or processing operations and the decommissioning, abandonment or closure of such operations or any matter ancillary to all of the above including, without limitation, the abatement, reclamation, rehabilitation, remediation and restoration of mining properties and assets and the natural environment;

(k) “Exchange” means the Canadian Securities Exchange;

(l) "Governmental Authority" means any United States or Canadian federal, state or municipal government including any governmental agency, department, ministry, authority, tribunal, securities commission or official, stock exchange or securities commission having jurisdiction, including, for certainty, the Exchange;

(m) "including" means "including without limitation" and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

(n) "Loss" in respect of any matter includes any and all costs, expenses, penalties, fines, losses, damages, liabilities and deficiencies (including, without limitation, all amounts paid in settlement, all interest and penalties and all reasonable legal and other professional fees and disbursements, including those incurred in defending any claim) arising directly or indirectly as a consequence of such matter;

(o) "Mining Claims" has the meaning ascribed to such term in the first recital of this Agreement, a copy of which is attached as Schedule “A”;

(p) "Minerals" means all marketable metal-bearing material in whatever form or state that is mined, extracted, removed, produced or otherwise recovered and sold from the Mining Claims;

(q) "Order" means any order (including any judicial or administrative order and the terms of any administrative consent), judgment, injunction, decree, ruling or award of any court, arbitrator or Governmental Authority;

(r) "Parties" means the parties to this Agreement collectively, and "Party'' means any of them;

(s) "Person" shall be broadly interpreted and includes an individual, body corporate, partnership, unincorporated joint venture, trust, association, unincorporated organization, any Governmental Authority or any other entity recognized by law;

(t) "Mining Claims" means, collectively, the interest of Libra in the Claims and the Books and Records;

(u) “Purchased Assets” means, collectively, the interest of Libra in the Mining Claims and the Books and Records;

(v) “Taxes” means all national, federal, state, state, local or other taxes, including income taxes, mining taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, license taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties.

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1.2	Headings

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words "hereto", "herein", "hereof", "hereby" and "hereunder'' and similar expressions refer to this Agreement and not to any particular section or portion of it.

1.3	Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties.

1.5	Amendment

This Agreement may be amended, modified or supplemented only by a written agreement signed by both Parties.

1.6	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right, except as shall be specified herein. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.7	Schedules

The following Schedules form part of this Agreement:

Schedule A:List and Map of Mining Claims

1.8	Applicable Law

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed by and are to be construed in accordance with the laws of the Province of British Columbia and the laws of the United States of America and Canada applicable therein with the sole exception for matters relating to real property and mining rights which are to be governed and are to be construed in accordance with the laws of the Province of Ontario. The Parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the United States and Canada and all courts competent to hear appeals therefrom.

1.9	Currency

All statements of or references to dollar amounts in this Agreement are to lawful money of the United States of America.

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ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale

Subject to the terms and conditions hereof, Libra hereby agrees to sell, transfer, assign and convey to Athena BC, and Athena BC hereby agrees to purchase and acquire from Libra, all of the right, title and interest of the Libra in and to the Purchased Assets (the “Acquisition”).

2.2	Purchase Price

The consideration payable by Athena Gold to the Libra for the Purchased Assets (the “Purchase Price”) shall be payable by issuing to Libra an aggregate of 43,865,217 shares of common stock of Athena BC (the “Consideration Shares”), which Athena Gold represents and warrants will represent, when issued, 19.9% of the total issued and outstanding shares of common stock of Athena BC. The Consideration Shares will be subject to certain resale restrictions under applicable Canadian securities laws and the rules and policies of the Canadian Securities Exchange and Libra agrees to comply with such restrictions. Libra acknowledges that the hold period on the Consideration Shares will be four months and one day pursuant to Canadian securities laws.

2.3	Officers:

As soon as practical upon completion of the Acquisition:

a)	Koby Kushner will become President and Chief Executive Officer of the Purchaser;

b)	David Goodman will become Chairman of the Board of the Purchaser;

c)	John C. Power will resign as President and Chief Executive Officer of the Purchaser, but remain as Secretary of the Purchaser with oversight over finance and legal reporting obligations and consultation of the Nevada projects; and

d)	Ty Minnick will continue as Chief Financial Officer of the Purchaser.

ARTICLE 3

THE AMALGAMATION AND CONTINUATION

3.1	Agreement and Plan of Merger and Amalgamation

Within thirty days following the execution and delivery of this Agreement, Athena Gold and Athena BC shall enter into and execute a definitive Agreement and Plan of Merger and Amalgamation (the “Merger Agreement”) pursuant to which, subject to obtaining the necessary consents and regulatory approvals and compliance with all applicable legal requirements, Athena Gold will complete the merger and amalgamation with and into Athena BC (the “Amalgamation” or “Merger”). As a result of the Amalgamation, Athena BC shall be the surviving entity. In the Amalgamation, each stockholder of Athena Gold will receive one common share in the capital of Athena BC for each common share of Athena Gold. Also in the Amalgamation the existing shares of Athena BC held by Athena Gold prior to the Amalgamation will be gifted back and cancelled in order that Libra continues to own 43,865,217 shares of common stock. Following the completion of the Merger, Libra will not own more than 19.9% of the issued share capital as a result of the cancellation.

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3.2	Athena Gold Shareholder Meeting and Proxy Statement

Upon consummation of this Agreement by Libra and the Purchaser, the Purchaser agrees to exercise reasonable effort to hold a shareholder meeting as soon as may be practicable and in compliance with Canadian and United States corporate and securities laws, such shareholder meeting to seek approval to, in addition to normal and routine business:

a)	approval of the Amalgamation and to increase the authorized capital of the issuer;

b)	a change of name in connection with Athena Gold’s proposed Amalgamation (if required);

Timing of the Purchaser’s shareholder meeting will be subject to the policies of the Canadian and United States laws and approval of the Securities and Exchange Commission and the Canadian Securities Exchange.

3.3	Registration Statement on Form S-4

Upon receipt of shareholder and regulatory approval, Athena Gold agrees to exercise reasonable effort to cause Athena Gold to prepare and file an S-4 Registration Statement with the Securities and Exchange Commission. The Registration Statement will register under the Securities Act of 1933, as amended, the issuance of shares of common stock of Athena BC to be issued to the shareholders of Athena Gold in the Amalgamation.

3.4.	Continued Listing on the Canadian Securities Exchange

Concurrently with the preparation and filing of the Registration Statement on Form S-4, Athena Gold shall exercise reasonable effort to cause Athena BC to continue the listing of its common stock on the Canadian Securities Exchange. It is the intent that Athena BC will become a reporting issuer in the provinces of British Columbia and Ontario, Canada and be listed on the Canadian Securities Exchange.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Libra

Libra, acknowledging that Athena Gold is entering into this Agreement in reliance thereon, represents and warrants to Athena Gold as follows:

(a) It is a corporation duly incorporated and validly existing under its statute of existence and is up to date in respect of all filings required by law or by any Governmental Authority, other than any deficiency that would not have an adverse material effect on Libra;

(b) All requisite corporate acts and proceedings have been done and taken or will by the Closing Date have been done and taken by Libra, if required with respect to entering into this Agreement and completing the transactions contemplated herein;

(c) Libra has the requisite corporate power and authority to own and lease its assets and properties, carry on and conduct its business as now being carried on and conducted by it and enter into this Agreement and to perform its respective obligations hereunder;

(d) This Agreement has been duly and validly executed and delivered by Libra and constitutes a legal, valid and binding obligation of Libra enforceable against it in accordance with the terms hereof;

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(e) Libra has all necessary corporate power to own the Purchased Assets, subject to the terms specified in the “LAIRD LAKE AND ONEMAN LAKE OPTION AGREEMENT, ONTARIO” and is in compliance with all Applicable Laws and licenses, registrations, permits, consents and qualifications to which the Mining Claims are subject, other than any deficiency that would not have a material adverse effect on Libra or the Purchased Assets;

(f) Except for the approval of the Libra Board of Directors, no other Approvals are required of Libra in connection with the execution and delivery or with the performance by it of this Agreement or to effectively complete the transaction contemplated by this Agreement;

(g) Libra has an undivided legal and beneficial good, valid, marketable and exclusive right, title, interest, and/or option in and to the Purchased Assets, free and clear of all Encumbrances, with exception to those specified in the “LAIRD LAKE AND ONEMAN LAKE OPTION AGREEMENT, ONTARIO”;

(h) The sale of the Purchased Assets or the sale of the option to own the Purchased Assets to Athena Gold and the completion of the transactions contemplated in this Agreement do not breach (i) the articles or by-laws of Libra or any directors or shareholders resolutions, (ii) any agreements, documents, instruments, covenants or undertakings to which Libra is a party or is bound or otherwise affected, or (iii) any Applicable Law;

(i) There is no action, suit, order, work order, petition, prosecution or other similar proceeding of which process initiating the same has been served on Libra or threatened against Libra and affecting any of the Purchased Assets at law or in equity or before or by any Governmental Authority;

(l) Athena Gold will buy the Mining Claims or buy an option to own the Mining Claims ”as is, where is”.

(j) Libra has not received notice of any breach of any Applicable Law in respect of its conduct on or under the Mining Clams, which could have a material adverse effect on the Mining Claims or the right, title and/or interest of Libra therein and thereto.

4.2	Representations and Warranties of Athena Gold

Athena Gold, acknowledging that Libra is entering into this Agreement in reliance thereon, represents and warrants to Libra as follows:

(a) It is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is up to date in respect of all filings required by law or by any Governmental Authority, other than any deficiency that would not have an adverse material effect on Athena Gold;

(b) All requisite corporate acts and proceedings have been done and taken by Athena Gold with respect to entering into this Agreement and completing the transaction contemplated herein;

(c) Athena Gold has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) This Agreement has been duly and validly executed and delivered by Athena Gold and constitutes a legal, valid and binding obligation of Athena Gold enforceable against it in accordance with the terms hereof;

(e) Athena Gold has all necessary authority and capacity to enter into the Agreement and all necessary acts, actions and authorizations have been performed by Athena Gold in respect thereof.

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4.3	Qualification of Representations and Warranties

Any representation or warranty made by a Party as to the enforceability of this Agreement against such Party is subject to the following qualifications:

(a) Specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b) Enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors' rights.

ARTICLE 5

CLOSING

5.1	Closing

The Closing will take place remotely at or prior to the Closing Time or at such other place or time as the Parties may agree in writing.

5.2	Conditions Precedent in favor of Athena Gold

The obligation of Athena Gold to complete the transactions contemplated in this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Athena Gold and may be waived by it in writing in whole or in part):

(a) The transaction contemplated in this Agreement shall have been approved by the board of directors of Athena Gold and the Exchange (if applicable);

(b) Each of the representations and warranties of Libra contained in this Agreement shall be true, complete and accurate as and when made and at and as of the Closing Time;

(c) Libra shall have performed and complied with all of the covenants, terms and conditions in this Agreement to be performed or complied with by it at or before Closing;

(d) Libra shall have approved the execution and delivery of this Agreement and the completion of the transactions contemplated hereby in accordance with the terms of its statute of incorporation.

(e) The Acquisition shall be approved by the Canadian Securities Exchange.

5.3	Conditions Precedent in Favor of Libra

The obligations of Libra to complete the transactions contemplated in this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Libra and may be waived by it in writing in whole or in part):

(a) Each of the representations and warranties of Athena Gold contained in this Agreement shall be true, complete and accurate as and when made and at and as of the Closing Time;

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(b) Athena Gold shall have performed and complied with all of the covenants, terms and conditions in this Agreement to be performed or complied with by it at or before Closing;

(c) There shall not be pending any litigation or proceeding against Athena Gold or Libra brought by any Governmental Authority or any other Person that seeks to restrain, materially modify or invalidate the transactions contemplated by this Agreement and no Order that would prohibit, materially modify or restrain such transactions shall be in effect;

(d) Athena Gold shall have paid the Purchase Price in accordance with Section 2.2 hereof.

ARTICLE 6

GENERAL

6.1	Expenses

Subject as otherwise set out in this Agreement, each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, accountants or other representatives or consultants.

6.2	Time

Time is of the essence of each provision of this Agreement.

6.3	Notices

Any notice, demand or other communication (in this Section 6.3, a "notice") required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a) delivered in person during normal business hours of the recipient on a Business Day and left with a receptionist or other responsible officer or employee of the recipient at the applicable address set forth below; or

(b) sent by electronic transmission (a "Transmission") during normal business hours on a Business Day;

(i)	To Libra at:

1 First Canadian Place, Suite 6000,

100 King Street West

Toronto, Ontario

Canada M5X 1E2

Attention: Koby Kushner

Email: kkushner@libralithium.com

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(ii)	to Athena Gold at:

Athena Gold Corporation
Suite 312, 2010A Harbison Drive
Vacaville. California
USA 95687

Attention: John C. Power

Email: johnpower@athenagoldcorp.com

Each notice sent in accordance with this Section 6.3 shall be deemed to have been received:

(a) on the day it was delivered; or

(b) on the same day that it was sent by Transmission, or on the first Business Day thereafter if the day on which it was sent by Transmission was not a Business Day.

Any Party may change its address for notice by giving notice to the other Party in accordance with this Section 6.3.

6.5Default

If any party (a “Defaulting Party”) is in default of any requirement herein set forth, the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 10 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

6.6 Further Assurances

Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and other instruments, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and the Closing Documents.

6.7 Counterparts

This Agreement may be executed in counterparts. Each executed counterpart shall be deemed to be an original. Each executed counterpart taken together shall constitute one agreement.

6.8 Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereinafter set forth.

(Signature Page follows)

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

LIBRA LITHIUM CORP.

Per:

/s/ Koby Kushner

Koby Kushner

President

ATHENA GOLD CORPORATION

Per:

/s/ John C. Power

John C. Power

President and Chief Executive Officer

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EXHIBIT A

LAIRD LAKE (Option to earn 100%)

The Laird Lake gold project is located ~20 km southwest of the renowned mining town of Red Lake, Ontario, and is accessible using a network of roads and trails that connect to the ON-618 Highway. Spanning over 4,000 hectares, Laird Lake and has been heavily underexplored relative to much of the surrounding Red Lake Greenstone Belt, despite covering over a ~10km strike length of known gold-bearing contact between Balmer and Confederation Assemblage rocks that is host to most of the gold in the region. Work completed to date at Laird Lake comprises prospecting and trenching, with very limited drilling and geophysical work. The presence of both Balmer and Confederation Assemblage rocks on the property provides an excellent opportunity to explore for traditional Red Lake gold mineralization within the Balmer Assemblage, as well as gold mineralization within the mapped Confederation Assemblage, which has recently proven to be a significant exploration target based on the discovery of Kinross’ nearby Great Bear deposit (2.7 Moz indicated & 2.3 Moz inferred). The closest multimillion-ounce gold deposit is West Red Lake Gold’s flagship Madsen mine (~2.5 Moz historical production, 1.7 Moz indicated & 0.4 Moz inferred), which is hosted in a similar structural setting and situated ~11km along strike of Laird Lake. Further, Evolution Mining’s Red Lake Gold Complex (7.6 Moz indicated & 4.7 Moz inferred) is located 28 km to the northeast and is also hosted along the Balmer-Confederation contact. The Red Lake Greenstone Belt hosts some of the highest-grade gold deposits globally, which have collectively produced ~30 Moz to date.

ONEMAN (578 hectares) 100% Owned

The Oneman Lake gold project is located ~60 km north of the town of Kenora, Ontario, and is accessible by boat from Oneman Lake, which is connected to Kenora by the ON-525 and ON-596 Highways. The property lies within the Separation Rapids Greenstone Belt, and mineralization is hosted within a folded amphibolite unit bounded by granitic and gneissic rocks. Mineralization consists of an east-west striking sulfide-bearing breccia zone up to ~100m wide. Sulfide minerals include pyrite, arsenopyrite, pyrrhotite, sphalerite, chalcopyrite, and galena. Work was last completed on the property betwen1989-1991, which included trenching, sampling, geophysical surveys, and limited diamond drilling.

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